SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2004

LANCER CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-13875	74-1591073
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6655 Lancer Blvd., San Antonio, Texas		78219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 310-7000

ITEM 4.                             CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On February 2, 2004 Lancer Corporation  (“Lancer” or the “Company”) received a letter from KPMG LLP (“KPMG”) pursuant to which KPMG resigned from its position as the independent auditors of Lancer, effective immediately. Lancer filed information relating to the resignation of KPMG in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2004. On February 20, 2004, KPMG furnished a letter (the “Letter”) addressed to the SEC stating its agreements and disagreements with the disclosure made on Lancer’s Form 8-K.

The purpose of this amendment is to file and briefly respond to certain of the factual items identified in the Letter. A copy of the Letter is attached to this amendment to the Form 8-K as Exhibit 99.1.

In the Letter, KPMG states that it has concluded that:

“…the press release was a likely illegal act insofar as the investigative report indicated that the Audit Committee’s investigation had uncovered evidence as to the following:

(i) Preparation of documentation inconsistent with the underlying economic substance as to transactions between the Registrant and Coca-Cola North America Fountain;

(ii) Improper personal use of corporate assets;

(iii) Unapproved loans to Registrant officers and directors;

(iv) Improperly maintained books and records;

(v) Non-disclosure of related-party transactions; and

(vi) Improper re-invoicing at the Registrant’s Mexico facility.”

The items listed by KPMG in the Letter as (i) — (v)  were allegations made in Matthew Whitley’s previously disclosed lawsuit against The Coca-Cola Company (“Coke”) or assertions reported in certain previously disclosed news articles published in July and August 2003. Item (vi) relates to an issue referred to the Audit Committee by the Company’s management in July 2003. The issues identified by KPMG as items (i) through (vi) were  important concerns to the Audit Committee and were subjects of the Audit Committee’s  investigation. Each item will be  discussed below:

(i) Preparation of documentation inconsistent with the underlying economic substance as to transactions between the Registrant and Coca-Cola North America Fountain.

The Company believes that the transaction referred to in item (i) is the “iFountain Price Buydown and Repayment Agreement,” which was a principal subject of the Audit Committee’s investigation. This agreement was a March 2001 written contract between Lancer Corporation and Coke that terminated in 2002. The contract related primarily to reductions in the sales prices of new models of Lancer fountain dispensing equipment (“iFountain”) for the year 2001 and increases in the sales prices of other models of dispensing equipment sold to Coke for the years 2001 and 2002 (as discussed in our Form 8-K, filed on February 10, 2004). In exchange for the Company’s agreement to sell a number of iFountain units to Coke at a reduced price, Coke agreed to buy the rights to the manufacturing assembly equipment used to construct the iFountain units for $400,000, and to pay a margin on previously-delivered iFountain beta (or test) units, amounting to $233,747. The total amount of $633,747 was accounted for by Lancer as deferred revenue and recognized ratably as units of the iFountain were sold or at the termination of the agreement.

The invoices issued for these amounts referred only to the sale of the equipment and test units, not to the entire agreement. The failure of the invoices to explicitly refer to the agreement to which they related was a subject of the Audit Committee’s investigation. The investigation found that the agreement and the invoices issued pursuant to it were poorly written, ambiguous and problematic in a number of respects. The two invoices, if viewed separately from the underlying agreement, did not fully describe the transaction. However, the investigation did not identify evidence to support the claim that there was any intent by the Company to misdescribe the transaction in the invoices or to use them to deceive anyone at Coke. The Company believes that its accounting for the transaction pursuant to the March 2001 contract was appropriate.

This contract is among the subjects of a formal investigation being conducted by the SEC’s Atlanta office, as well as an investigation by the U.S. Attorney in Atlanta, both of which were previously disclosed by the Company. The Company understands that the scope of these investigations will also include some or all of the matters discussed below. The Company has pledged its full cooperation with these investigations.

(ii) Improper personal use of corporate assets.

The  investigation included allegations in news reports of improper personal use of corporate assets by corporate officers. The investigation found that some personal use of Company resources took place, including instances of Lancer employees doing work at George Schroeder’s houses on Company time; personal use of warehouse space leased by the Company; and uses of other Lancer resources, such as printing and supplies. During the investigation, George Schroeder tendered a check to the Company for $21,600 representing his calculation of rent on personal use of a portion of the warehouse space from 1999 to 2003. The Board is reviewing the adequacy of that restitution to date, as well as the question of whether other restitution should be made. The Audit Committee concluded that, while it is reasonable to assume that the dollar amounts of any such restitution would be relatively small, such use was inappropriate, even if restitution is made. Because the dollar values associated with the personal use of corporate assets is reasonably assumed to have been relatively small, the Company does not believe that corrective disclosure will be required.

The Company enacted a Code of Business Conduct in 2003 and will require quarterly written confirmation of compliance by employees with significant management responsibilities, which the Company believes will aid it in guarding against any personal use of its corporate assets in the future.

(iii) Unapproved loans to Registrant officers and directors.

The Company believes that this item refers to loans from the Company to George Schroeder, Lancer’s Chief Executive Officer, and Alfred A. (“Jud”) Schroeder, Lancer’s Chairman of the Board.

From 1994 to 1998, both George Schroeder and Jud Schroeder carried loan balances ranging between $6,000 and $60,000. In 1999, George Schroeder had borrowed approximately $397,000 from the Company and had an aggregate total of approximately $416,000 in loans outstanding at the year end and Jud Schroeder had borrowed approximately $355,000 and at year end had approximately $50,000 still outstanding. These 1999 loans came to the attention of and were addressed by the Audit Committee at the end of 1999. An additional loan to Jud Schroeder in the amount of $10,000 was made on January 5, 2000. Since that time, no additional loans have been made to either of George Schroeder or Jud Schroeder and all remaining balances on the loans were paid in full during 2003.

The issuance and approval of the loans to George Schroeder and Jud Schroeder was a subject of the Audit Committee’s investigation. The investigation identified two instances in which checks made out to George Schroeder were signed by him and found that there is no documentation of board approval for some of the loans made to George Schroeder and Jud Schroeder. The Audit Committee concluded that the Company has in the past done a poor job of handling and documenting management loans, but  did not identify or develop evidence suggesting that either executive hid the loans or did not intend to repay them.

Disclosure of the loans was provided in the Company’s periodic reports and other filings with the SEC. The investigation reviewed the Company’s Proxy Statements and Forms 10-K for the period of 1998 to 2003, as well as the Company’s Forms 10-Q for the period from 1999 through the first quarter of 2003. The investigation did not identify any issues with respect to the disclosure of these loans, except as follows. In the 1998 Proxy Statement, although the disclosure appears to accurately state the amount of outstanding notes, the disclosure incorrectly describes some of the terms of the outstanding affiliated promissory notes. The Form 10-Q for the second quarter of 1999 contained a line item in the Company’s balance sheet for long-term receivables which correctly identified the total balance sheet amount for that item for the second quarter of 1999 as $755,138, but contained an incorrect amount in a parenthetical reference for the portion of the long term receivables due from affiliates. The amount set forth in the parenthetical as “due from affiliates” for the second quarter of 1999 was listed as $416,457 when the correct amount was $491,457.

The Company does not believe that any corrective disclosure related to these loans is required.

(iv) Improperly maintained books and records.

The Company believes that this item refers to maintenance of books and records as it relates to both of items (i), (ii), (iii), (v) and (vi) and within the scope of the investigation overall. The investigation identified problems associated with the Company’s record keeping, including disorganized electronic records, backup tapes that were mislabeled or unusable, instances of the back-up function failing to occur, disorganized paper documents, and missing documentation. In furtherance of the investigative recommendations, the remediation plan of the Audit Committee provides that Lancer’s internal auditor will perform a review of electronic and paper record-keeping processes and procedures, supplemented as needed by outside consultants with specific expertise.

(v) Non-disclosure of related-party transactions.

The Company believes that this item refers to required public disclosure relating to item (ii) and item (iii) above. A discussion relating to disclosure is included within those items (ii) and (iii) respectively, set forth above.

(vi) Improper re-invoicing at the Registrant’s Mexico facility.

Among the accounting matters that were the subject of the investigation were various instances of reissuing invoices in response to customer requests at Lancer de Mexico S.A. de C.V., a subsidiary of Lancer Corp. located in Monterrey, Mexico.  This subsidiary distributes fountain dispensing and other equipment within Mexico. Lancer de Mexico has average annual sales in the range of $6 million, or about 6% of total annual sales of Lancer. The investigation determined that since at least 1998, the subsidiary has engaged in a practice of issuing revised and redated invoices in response to customer requests, some of which were issued in a different quarter or year from the original issue date. Invoices were reissued for a variety of reasons including correcting minor mistakes in product descriptions or prices, or other clerical errors, as well as sometimes for the “convenience of the customer.” Many of the instances of reinvoicing involved correcting clerical or other errors on the face of the invoice.  When an error or an invoice was corrected, a new invoice with a new number and a new date was issued.  The Audit Committee concluded that the practices of reinvoicing simply “for the convenience of the customer,” other than to correct errors and issuing redated replacement invoices outside of the system were unwise. The Audit Committee concluded that these practices did not materially affect, and were not intended to affect, the Company’s financial statements. The Company does not believe any corrective disclosure relating to re-invoicing is required.

Corporate Governance and Remediation Efforts Going Forward

The Board has taken steps before, during the course of, and at the conclusion of the investigation to improve the effectiveness of its corporate governance practices and to address concerns identified in the investigation. Among the steps taken are the following: Christopher D. Hughes will become Chief Executive Officer effective February 29, 2004. The Board has appointed a lead independent director to serve as, among other things, the coordinator of the activities of the independent directors. The Board has established a governance and nominating committee, comprised solely of independent directors, which will identify, recruit and recommend director nominees to serve on the Board and recommend members to serve on board committees, as well as develop and recommend effective corporate governance policies and procedures. The Company enacted a Code of Business Conduct in 2003 and will require quarterly written confirmation of compliance by employees with significant management responsibilities. Internal audit activities have been increased and implementation of significant recommendations by the internal auditor continue to be monitored by the Audit Committee. A disclosure committee and an ethics hotline were established in 2003. Some of these items are a part of the Company’s remediation plan adopted by the Board at the conclusion of the investigation.

Other Information.

Lancer has complied with the requirements set forth in Item 304(a)(3) of Regulation S-K with respect to the disclosure set forth in this amendment to the Form 8-K. With respect to the matters discussed in this amendment to the Form 8-K, the Audit Committee has authorized KPMG to respond fully to inquiries of any successor accountant.

This amendment to the Current Report on Form 8-K contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. All statements other than statements of historical facts, including, among others, statements regarding the Company’s plans, objectives, future operations, proposals, business strategy and other efforts as described herein are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions in light of these risks, uncertainties and assumptions, the events anticipated by the Company’s forward looking statements might not occur.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)          Not applicable.

(b)         Not applicable.

(c)          Exhibits.

99.1                           Letter to Lancer Corporation from KPMG, LLP, dated February 20, 2004, relating to Change in Certifying Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCER CORPORATION

Date: February 24, 2004	By:	/s/ Christopher D. Hughes
Christopher D. Hughes
President and Chief Operating Officer